Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Modine Reports Third Quarter Fiscal 2024 Results, Raises Full-Year Earnings Guidance

Growth in target markets and 80/20 improvements resulted in strong third quarter results, leading to third consecutive upward revision to full-year earnings outlook

Racine, Wis. – January 30, 2024 – Modine (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter ended December 31, 2023.

Third Quarter Highlights:

•	Net sales of $561.4 million, in line with the prior year including divestiture impact
•	Operating income of $61.7 million increased $22.2 million, or 56 percent, from the prior year
•	Adjusted EBITDA of $73.9 million increased $20.6 million, or 39 percent, from the prior year
•	Earnings per share of $0.83 compared to $0.46 in the prior year
•	Adjusted earnings per share of $0.74 compared to $0.48 in the prior year

Revised Full-Year Fiscal 2024 Outlook:

•	Net sales up 4 percent to 7 percent
•	Adjusted EBITDA of $305 million to $313 million, resulting in an increase of 44 percent to 48 percent over the prior year

“Our strong third quarter earnings growth demonstrates the ongoing power of our cultural transformation and 80/20 initiatives,” said Modine President and Chief Executive Officer, Neil D. Brinker. “We are experiencing rapid sales growth to the data center market, supported by robust demand from both hyperscale and colocation customers. We also are pleased with the progress in Performance Technologies, where 80/20 actions are generating significant benefits. The targeted growth and 80/20 improvements are resulting in substantial margin increases, with adjusted EBITDA margin up 370 basis points in the quarter.”

Financial Results

Net sales of $561.4 million in the third quarter were essentially flat compared to $560.0 million in the prior year. Sales in the Performance Technologies segment increased slightly while the Climate Solutions segment saw a mild decline.

Gross profit increased 30 percent in the third quarter to $127.3 million and gross margin improved by 530 basis points to 22.7 percent, primarily due to ongoing 80/20 initiatives and higher average selling prices.

Selling, general and administrative (“SG&A”) expenses increased $10.0 million to $68.0 million in the third quarter. This increase was primarily driven by higher compensation-related expenses, including higher incentive compensation driven by improved financial results.

Operating income in the third quarter was $61.7 million, compared to $39.5 million in the prior year. The increase was driven by higher gross profit as compared to the prior year. During the third quarter of fiscal 2024, the Company recorded a $4.0 million gain on the sale of German automotive businesses, $1.6 million of restructuring expenses and $1.2 million of environmental charges. During the third quarter of fiscal 2023, the Company recorded $0.1 million of restructuring expenses and $0.3 million of environmental charges. Adjusted EBITDA, which excludes the gain on sale, restructuring expenses, environmental charges, and depreciation and amortization expense, was $73.9 million, an increase of $20.6 million, or 39 percent, compared with $53.3 million in the prior year.

Earnings per share was $0.83 in the third quarter, compared with $0.46 in the third quarter of the prior year. Adjusted earnings per share was $0.74 in the third quarter, compared with adjusted earnings per share of $0.48 in the third quarter of the prior year. These improvements were primarily driven by higher gross profit.

Third Quarter Segment Review

•
Climate Solutions segment sales were $242.5 million, compared with $248.6 million one year ago, a decrease of 2 percent. This decrease was driven by lower sales of heat transfer products, partially offset by higher sales of data center cooling products and HVAC and refrigeration products. The segment reported gross margin of 27.3 percent, which was 530 basis points higher than the prior year, primarily due to an improved sales mix and improved operating efficiencies. The segment reported operating income of $38.8 million, a 28 percent increase from the prior year. Adjusted EBITDA was $45.8 million, an increase of $10.4 million, or 29 percent, from the prior year.

•
Performance Technologies segment sales were $323.0 million, compared with $317.8 million one year ago, an increase of 2 percent. This increase resulted from higher sales of advanced solutions and air-cooled products, primarily driven by higher sales to off-highway and specialty vehicle customers, partially offset by the impact of divested businesses in the quarter. The segment reported gross margin of 18.9 percent, up 540 basis points from the prior year. The segment reported operating income of $31.2 million, a $13.8 million improvement compared to the prior year, primarily due to higher gross profit. Adjusted EBITDA was $38.9 million, an increase of $13.3 million, or 52 percent, from the prior year.

Balance Sheet & Liquidity

Net cash provided by operating activities for the nine months ended December 31, 2023, was $175.0 million, an increase of $107.1 million compared to the prior year. Free cash flow for the nine months ended December 31, 2023, was $131.2 million, an increase of $98.5 million from the prior year. This increase was primarily due to the favorable impact of higher earnings, along with favorable net changes in working capital as compared with the prior year. Cash payments for restructuring activities, environmental costs, and certain other items during the nine months ended December 31, 2023, totaled $9.7 million.

Total debt was $333.2 million as of December 31, 2023. Cash and cash equivalents on December 31, 2023, were $149.7 million. Net debt was $183.5 million as of December 31, 2023, a decrease of $102.1 million from the end of fiscal 2023.

Outlook

“We have adjusted our outlook for net sales to reflect the recent automotive divestitures in Germany and to reflect the impact of ongoing market weakness for our heat transfer and heating products,” added Brinker. “However, we are once again raising our full-year earnings guidance driven by the strong third quarter results and significant 80/20 progress. Looking longer-term, our business transformation remains in its early stages, and we are either on track or ahead of schedule as we work toward our financial goals.”

Based on current exchange rates and market outlook, Modine provides its revised outlook for fiscal 2024:

Fiscal 2024	Current Outlook
Net Sales	+4 percent to 7 percent
Adjusted EBITDA	$305 to $313 million

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Wednesday, January 31, 2024 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss its third quarter fiscal year 2024 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after January 31, 2024. An audio only replay will be available through midnight on February 7, 2024 at 877-660-6853, (international replay 201-612-7415); Conference ID# 13743053. The Company will post a transcript of the call on its website on or after February 5, 2024.

About Modine

At Modine, we are Engineering a Cleaner, Healthier World™. Building on more than 100 years of excellence in thermal management, we provide trusted systems and solutions that improve air quality and conserve natural resources. More than 11,000 employees are at work in every corner of the globe, delivering the solutions our customers need, where they need them. Our Climate Solutions and Performance Technologies segments support our purpose by improving air quality, reducing energy and water consumption, lowering harmful emissions and enabling cleaner running vehicles and environmentally friendly refrigerants. Modine is a global company headquartered in Racine, Wisconsin (U.S.), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” “projects,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2023 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company's Quarterly Report on Form 10-Q for the quarters ended June 30, 2023 and September 30, 2023. Other risks and uncertainties include, but are not limited to, the following: the impact of potential adverse developments or disruptions in the global economy and financial markets, including impacts related to inflation, energy costs, supply chain challenges or supplier constraints, tariffs, sanctions and other trade issues or cross-border trade restrictions; the impact of other economic, social and political conditions, changes and challenges in the markets where we operate and compete, including foreign currency exchange rate fluctuations, increases in interest rates or tightening of the credit markets, recession or recovery therefrom, restrictions associated with importing and exporting and foreign ownership, public health crises, and the general uncertainties, including the impact on demand for our products and the markets we serve from regulatory and/or policy changes that have been or may be implemented in the U.S. or abroad, including those related to tax and trade, climate change, COVID-19 or future public health threats, and military conflicts, including the current conflicts in Ukraine and in the Middle East and the recent attacks on shipping vessels in the Red Sea; the overall health and pricing focus of our customers, including any lingering impacts associated with the now settled United Auto Workers union strikes; our ability to successfully realize anticipated benefits, including improved profit margins and cash flow, from our strategic initiatives and our application of 80/20 principles across our businesses; our ability to be at the forefront of technological advances and the impacts of any changes in the adoption rate of technologies that we expect to drive sales growth; our ability to accelerate growth organically and through acquisitions and successfully integrate acquired businesses; our ability to effectively and efficiently manage our operations in response to sales volume changes, including maintaining adequate production capacity to meet demand in our growing businesses while also completing restructuring activities and realizing benefits thereof; our ability to fund our global liquidity requirements efficiently and comply with the financial covenants in our credit agreements; operational inefficiencies as a result of product or program launches, unexpected volume increases or decreases, product transfers and warranty claims; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased components and related costs, and our ability to adjust product pricing in response to any such increases; our ability to recruit and maintain talent in managerial, leadership, operational and administrative functions and to mitigate increased labor costs; our ability to protect our proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation and the increasing emphasis on environmental, social and corporate governance matters; our ability to realize the benefits of deferred tax assets; and other risks and uncertainties identified in our public filings with the U.S. Securities and Exchange Commission. Forward-looking statements are as of the date of this press release, and we do not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, net debt, and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the Company’s overall financial performance and liquidity. These measures are not, and should not be viewed as, substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted EBITDA and adjusted EBITDA margin

The Company defines adjusted EBITDA as net earnings excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses, other income and expense, restructuring expenses, impairment charges and certain other gains or charges. Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales. The Company believes that adjusted EBITDA and adjusted EBITDA margin provide relevant measures of profitability and earnings power. The Company views these financial metrics as being useful in assessing operating performance from period to period by excluding certain items that it believes are not representative of its core business. Adjusted EBITDA, when calculated for the business segments, is defined as GAAP operating income excluding depreciation and amortization expenses, restructuring expenses, impairment charges, and certain other gains or charges.

Definition – Adjusted earnings per share

Diluted earnings per share plus restructuring expenses, impairment charges, and excluding changes in income tax valuation allowances and certain other gains or charges. Adjusted earnings per share is an overall performance measure, not including non-cash impairment charges, costs associated with restructuring activities and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. Net debt is an indicator of the Company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment. Free cash flow presents cash generated from operations during the period that is available for strategic capital decisions.

Forward-looking non-GAAP financial measure

The Company’s fiscal 2024 guidance includes adjusted EBITDA, as defined above, which is a non-GAAP financial measure. The full-year fiscal 2024 guidance for adjusted EBITDA is based upon the Company’s estimates for interest expense of approximately $22 to $24 million, a provision for income taxes of approximately $52 to $56 million, and depreciation and amortization expense of approximately $54 to $56 million. Adjusted EBITDA also excludes certain cash and non-cash expenses or gains. These expenses and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), impairment charges and certain other items. These expenses for the first nine months of fiscal 2024 are presented on page 9.  In connection with a restructuring plan to close a technical service center in Europe during the first half of fiscal 2025, the Company expects to record closure costs totaling approximately $8.0 million to $12.0 million.  Beyond the severance expenses associated with this restructuring plan, which are anticipated to be recorded during the fourth quarter, estimates of these expenses and gains for the remainder of fiscal 2024 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2023	2022	2023	2022
Net sales	$561.4	$560.0	$1,804.3	$1,679.8
Cost of sales	434.1	462.4	1,414.0	1,402.6
Gross profit	127.3	97.6	390.3	277.2
Selling, general & administrative expenses	68.0	58.0	198.3	173.1
Restructuring expenses	1.6	0.1	2.1	2.2
Gain on sale of assets	(4.0)	-	(4.0)	-
Operating income	61.7	39.5	193.9	101.9
Interest expense	(5.8)	(5.9)	(17.8)	(14.7)
Other expense – net	(0.5)	(0.4)	(1.0)	(4.1)
Earnings before income taxes	55.4	33.2	175.1	83.1
Provision for income taxes	(10.3)	(8.5)	(37.8)	(19.8)
Net earnings	45.1	24.7	137.3	63.3
Net earnings attributable to noncontrolling interest	(0.7)	(0.2)	(1.6)	(0.1)
Net earnings attributable to Modine	$44.4	$24.5	$135.7	$63.2

Net earnings per share attributable to Modine shareholders – diluted	$0.83	$0.46	$2.55	$1.20

Weighted-average shares outstanding – diluted	53.2	52.9	53.2	52.7

Condensed consolidated balance sheets (unaudited)
(In millions)
	December 31, 2023	March 31, 2023
Assets
Cash and cash equivalents	$149.7	$67.1
Trade receivables	364.4	398.0
Inventories	341.3	324.9
Other current assets	62.8	56.4
Total current assets	918.2	846.4
Property, plant and equipment – net	317.3	314.5
Intangible assets – net	78.4	81.1
Goodwill	166.7	165.6
Deferred income taxes	78.1	83.7
Other noncurrent assets	92.7	74.6
Total assets	$1,651.4	$1,565.9

Liabilities and shareholders' equity
Debt due within one year	$19.7	$23.4
Accounts payable	255.3	332.8
Other current liabilities	200.5	150.9
Total current liabilities	475.5	507.1
Long-term debt	313.5	329.3
Other noncurrent liabilities	127.2	129.9
Total liabilities	916.2	966.3
Total equity	735.2	599.6
Total liabilities & equity	$1,651.4	$1,565.9

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In millions)

	Nine months ended December 31,
	2023	2022
Cash flows from operating activities:
Net earnings	$137.3	$63.3
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	41.1	40.7
Gain on sale of assets	(4.0)	-
Stock-based compensation expense	7.7	5.0
Deferred income taxes	4.7	(0.9)
Other – net	4.7	4.0
Changes in operating assets and liabilities:
Trade accounts receivable	26.9	5.4
Inventories	(18.5)	(40.0)
Accounts payable	(67.8)	(9.3)
Other assets and liabilities	42.9	(0.3)
Net cash provided by operating activities	175.0	67.9

Cash flows from investing activities:
Expenditures for property, plant and equipment	(43.8)	(35.2)
Payments for business acquisition	(4.8)	-
Proceeds from (payments for) disposition of assets	(0.6)	0.1
Other – net	(5.3)	(0.1)
Net cash used for investing activities	(54.5)	(35.2)

Cash flows from financing activities:
Net (decrease) increase in debt	(20.7)	12.0
Purchase of treasury stock under share repurchase program	(13.3)	(4.7)
Other – net	(3.4)	0.1
Net cash (used for) provided by financing activities	(37.4)	7.4

Effect of exchange rate changes on cash	0.9	(3.1)

Net increase in cash, cash equivalents and restricted cash	84.0	37.0

Cash, cash equivalents and restricted cash - beginning of period	67.2	45.4

Cash, cash equivalents and restricted cash - end of period	$151.2	$82.4

Modine Manufacturing Company
Segment operating results (unaudited)
(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2023	2022	2023	2022
Net sales:
Climate Solutions	$242.5	$248.6	$790.1	$748.9
Performance Technologies	323.0	317.8	1,033.6	952.1
Segment total	565.5	566.4	1,823.7	1,701.0
Corporate and eliminations	(4.1)	(6.4)	(19.4)	(21.2)
Net sales	$561.4	$560.0	$1,804.3	$1,679.8

	Three months ended December 31,				Nine months ended December 31,
	2023		2022		2023		2022
Gross profit:	$'s	% of sales	$'s	% of sales	$'s	% of sales	$'s	% of sales
Climate Solutions	$66.1	27.3%	$54.8	22.0%	$206.9	26.2%	$162.5	21.7%
Performance Technologies	61.0	18.9%	43.0	13.5%	182.4	17.6%	115.2	12.1%
Segment total	127.1	22.5%	97.8	17.3%	389.3	21.3%	277.7	16.3%
Corporate and eliminations	0.2	-	(0.2)	-	1.0	-	(0.5)	-
Gross profit	$127.3	22.7%	$97.6	17.4%	$390.3	21.6%	$277.2	16.5%

	Three months ended December 31,		Nine months ended December 31,
	2023	2022	2023	2022
Operating income:
Climate Solutions	$38.8	$30.2	$127.7	$89.9
Performance Technologies	31.2	17.4	96.8	41.1
Segment total	70.0	47.6	224.5	131.0
Corporate and eliminations	(8.3)	(8.1)	(30.6)	(29.1)
Operating income	$61.7	$39.5	$193.9	$101.9

Modine Manufacturing Company
Adjusted financial results (unaudited)
(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2023	2022	2023	2022
Net earnings	$45.1	$24.7	$137.3	$63.3
Interest expense	5.8	5.9	17.8	14.7
Provision for income taxes	10.3	8.5	37.8	19.8
Depreciation and amortization expense	13.4	13.4	41.1	40.7
Other expense – net	0.5	0.4	1.0	4.1
Restructuring expenses (a)	1.6	0.1	2.1	2.2
Gain on sale of assets (b)	(4.0)	-	(4.0)	-
Environmental charges (c)	1.2	0.3	2.4	1.8
Adjusted EBITDA	$73.9	$53.3	$235.5	$146.6

Net earnings per share attributable to Modine shareholders - diluted	$0.83	$0.46	$2.55	$1.20
Restructuring expenses (a)	0.02	-	0.03	0.04
Gain on sale of assets (b)	(0.13)	-	(0.13)	-
Environmental charges (c)	0.02	0.01	0.03	0.03
Debt amendment costs (d)	-	0.01	-	0.01
Adjusted earnings per share	$0.74	$0.48	$2.48	$1.28

(a)
Restructuring expenses primarily consist of employee severance expenses related to targeted headcount reductions and equipment transfer costs.  The tax benefit related to restructuring expenses during the first nine months of fiscal 2024 and fiscal 2023 was $0.5 million and $0.3 million, respectively.

(b)
The Company's sale of three automotive businesses based in Germany closed on October 31, 2023.  As a result of the sale, the Company recorded a $4.0 million gain on sale at Corporate during the third quarter of fiscal 2024.  The tax benefit associated with the sale totaled $3.1 million.

(c)
Environmental charges, including related legal costs, are recorded as SG&A expenses at Corporate and relate to a previously-owned U.S. manufacturing facility.  The tax benefit related to environmental charges during the first nine months of fiscal 2024 and fiscal 2023 was $0.6 million and $0, respectively.

(d)
In fiscal 2023, the Company amended and extended its primary debt agreement in the U.S.  In connection with the credit agreement modification, the Company recorded $0.7 million of costs as interest expense during the third quarter of fiscal 2023.  There was no tax benefit associated with these costs.

Modine Manufacturing Company
Segment adjusted financial results (unaudited)
(In millions)

	Three months ended December 31, 2023				Three months ended December 31, 2022
	Climate Solutions	Performance Technologies	Corporate and eliminations	Total	Climate Solutions	Performance Technologies	Corporate and eliminations	Total
Operating income	$38.8	$31.2	$(8.3)	$61.7	$30.2	$17.4	$(8.1)	$39.5
Depreciation and amortization expense	5.6	7.5	0.3	13.4	5.2	8.1	0.1	13.4
Restructuring expenses (a)	1.4	0.2	-	1.6	-	0.1	-	0.1
Gain on sale of assets (a)	-	-	(4.0)	(4.0)	-	-	-	-
Environmental charges (a)	-	-	1.2	1.2	-	-	0.3	0.3
Adjusted EBITDA	$45.8	$38.9	$(10.8)	$73.9	$35.4	$25.6	$(7.7)	$53.3

Net sales	$242.5	$323.0	$(4.1)	$561.4	$248.6	$317.8	$(6.4)	$560.0
Adjusted EBITDA margin	18.9%	12.0%		13.2%	14.2%	8.1%		9.5%

	Nine months ended December 31, 2023				Nine months ended December 31, 2022
	Climate Solutions	Performance Technologies	Corporate and eliminations	Total	Climate Solutions	Performance Technologies	Corporate and eliminations	Total
Operating income	$127.7	$96.8	$(30.6)	$193.9	$89.9	$41.1	$(29.1)	$101.9
Depreciation and amortization expense	16.5	23.8	0.8	41.1	16.0	23.9	0.8	40.7
Restructuring expenses (a)	1.7	0.4	-	2.1	0.3	1.9	-	2.2
Gain on sale of assets (a)	-	-	(4.0)	(4.0)	-	-	-	-
Environmental charges (a)	-	-	2.4	2.4	-	-	1.8	1.8
Adjusted EBITDA	$145.9	$121.0	$(31.4)	$235.5	$106.2	$66.9	$(26.5)	$146.6

Net sales	$790.1	$1,033.6	$(19.4)	$1,804.3	$748.9	$952.1	$(21.2)	$1,679.8
Adjusted EBITDA margin	18.5%	11.7%		13.1%	14.2%	7.0%		8.7%

(a)	See the Adjusted EBITDA reconciliation on the previous page for information on restructuring expenses and other adjustments.

Net debt (unaudited)
(In millions)

	December 31, 2023	March 31, 2023
Debt due within one year	$19.7	$23.4
Long-term debt	313.5	329.3
Total debt	333.2	352.7

Less: cash and cash equivalents	149.7	67.1
Net debt	$183.5	$285.6

Free cash flow (unaudited)
(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2023	2022	2023	2022
Net cash provided by operating activities	$64.2	$11.8	$175.0	$67.9
Expenditures for property, plant and equipment	(17.6)	(12.2)	(43.8)	(35.2)
Free cash flow	$46.6	$(0.4)	$131.2	$32.7

SOURCE: Modine

Kathleen Powers
(262) 636-1687
kathleen.t.powers@modine.com